SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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H. J. Heinz Company

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The following press release was issued by H. J. Heinz Company:

“The Good Food Company”

FOR RELEASE UPON RECEIPT

Heinz Highlights Hypocrisy of the Peltz/Trian Slate

PITTSBURGH, July 17, 2006 – H.J. Heinz Company (NYSE: HNZ) today detailed the hypocrisy of Nelson Peltz’s attempt to remove five of Heinz’s twelve highly-qualified and experienced directors, including the Chairmen/CEOs of four renowned Fortune 500 companies and a founder of a $30 billion highly-respected financial management group, and, under the guise of “good corporate governance,” replace them with:

—	Nelson Peltz and his partner since their corporate raider days, Peter May

—	One son-in-law

—	One former employee

—	One golfer, a personal friend of Mr. Peltz

Does Mr. Peltz really believe Heinz shareholders will think his self-interested clique of these five men will act as independent voices accountable to all Heinz shareholders and will ensure their dollars are wisely invested?

The assertion that the five interconnected Peltz nominees (three of whom already sit together on the same board of Peltz’s Triarc Companies, Inc.) would think independently and vote their own conscience in board debates is far-fetched, in Heinz’s opinion. Heinz believes that, by seeking a voting bloc of nearly half the Heinz Board, the Peltz/Trian proxy is a thinly-disguised grab for control of Heinz.

Outside observers have weighed in with their own thoughts about the Trian slate’s dismal lack of qualifications. A leading governance expert said recently: “When the insurgents put up a slate that is so patently ridiculous, they are not really planning to get elected. What they hope to do is make noise and get a response, and they have certainly done that.” (Nell Minow, quoted by Dow Jones wire service, Friday, July 7, 2006.)

The five Heinz Directors who have been attacked without justification include four experienced leaders of admired Fortune 500 multi-national companies that include sizeable operations in Europe where many of Heinz’s current opportunities remain. They also include a respected entrepreneur and asset manager with enormous expertise in Asian markets where Heinz is growing at double-digit rates. By contrast, Mr. Peltz and his nominees have no meaningful experience in large multi-national public companies in either Europe or Asia, which together generate half of Heinz’s sales and profits.

H.J. Heinz Company, P.O. Box 57, Pittsburg 15230-0057

Let’s look at the “trade” Nelson Peltz is proposing in more detail.

1)	Mr. Peltz wants to remove John Drosdick, the Chairman, President and Chief Executive Officer of Sunoco, Inc., a $34 billion energy company with consistently high shareholder returns, a man with almost 40 years of operational experience and a director bringing fresh perspective to Heinz’s Board since December 2005. Mr. Peltz would instead add Michael Weinstein, a former employee of Mr. Peltz and chairman of “Inov8,” a beverage consulting firm that makes no disclosures about sales or profits in a two-page listing on the company’s web site.

2)	Mr. Peltz wants to remove Peter Coors, a director with successful operational and consumer marketing experience as the Chairman of Coors Brewing Company and Vice Chairman of Molson Coors Brewing Company. He is also a director of U.S. Bancorp. Mr. Peltz would instead add his son-in-law, Edward Garden, a man with no operational experience and who appears never to have served on the Board of Directors of any public company other than his father-in-law’s company, Triarc Companies, Inc.

3)	Mr. Peltz wants to remove Charles Bunch, Chairman and CEO of PPG Industries, a successful $10 billion global company, Chairman of the Federal Reserve Bank of Cleveland and Vice Chairman of the National Association of Manufacturers. Instead he would add Peter May, his partner since their days as corporate raiders financed by Michael Milken’s junk bonds, and a subject, along with Mr. Peltz, of public censure by the London Stock Exchange.

4)	Mr. Peltz wants to remove Mary Choksi, a successful entrepreneur and Managing Director of the Strategic Investment and Emerging Markets Groups, managing $30 billion in assets for a wide range of institutions and private investors, including $18 billion of assets in emerging markets, a key growth area for Heinz. Ms. Choksi is also a veteran executive of the World Bank. Mr. Peltz would instead add Greg Norman, a professional golfer, Mr. Peltz’s close personal friend and, who in 2005 quit the one public company board (GPS Industries Inc.) he previously served on because, according to a SEC filing, he had “limited time availability.”

5)	Mr. Peltz wants to remove Dennis Reilley, another Director recently appointed to Heinz’s Board in December 2005. Mr. Reilley is Chairman and CEO of Praxair, an $8 billion producer and distributor of industrial gases worldwide, who in 2006 was named one of the “best CEOs in America” by Institutional Investor Magazine. Mr. Peltz would instead add himself.

Is this a “trade” that would improve corporate oversight, enhance shareholder value and upgrade the caliber of the Heinz Board? Heinz believes the clear answer is no.

Heinz is confident that as shareholders become aware of all the facts (including the fact that Heinz’s total shareholder return has outperformed the average of the food industry over the past three years to early February 2006), they will vote for the Heinz Directors, whose interests are aligned solely with those of Heinz’s shareholders and whose experience make them the most qualified to steer the future of Heinz. Heinz’s independent Board of Directors remains intensely committed to holding Heinz’s management accountable for growing sales and profits and increasing the Heinz share price and shareholder value.

Heinz shareholders are urged to vote in favor of the Heinz nominees by marking, signing, dating, and returning the WHITE proxy card and disregarding any gold card.

# # #

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions,
  competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier relationships,
  currency valuations and interest rate fluctuations,
  change in credit ratings,
  the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives, approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements, the ability to successfully complete cost reduction programs, the results of shareholder proposals,
  the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix,
  the effectiveness of advertising, marketing, and promotional programs, the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments,

  changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz’s investments, and other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended May 3, 2006.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

On July 10, 2006, Heinz began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Heinz's proxy statement as it contains important information. Shareholders may obtain an additional copy of Heinz's definitive proxy statement and any other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at Heinz's Internet Web site at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s definitive proxy statement.

ABOUT HEINZ: H.J. Heinz Company, offering "Good Food, Every Day(TM)," is one of the world's leading marketers and producers of branded foods in ketchup and condiments; meals & snacks; and infant foods. Heinz delights consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz has leading brands in six core developed geographies and five developing geographies. Information on Heinz is available at www.heinz.com/news.

Media:

Ted Smyth:	412-456-5780
Michael Mullen:	412-456-5751 or Michael.mullen@us.hjheinz.com

Investors:
Jack Runkel:	412-456-6034